Exhibit 99.1

 Ibis Technology Announces Final Customer Acceptance of Oxygen Implanter; SUMCO grants final acceptance of their second Ibis i2000 implanter; system to begin production of SIMOX-SOI wafers immediately

    DANVERS, Mass.--(BUSINESS WIRE)--Aug. 29, 2006--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced final customer acceptance of the Ibis i2000 oxygen implanter that was shipped to Sumitomo Mitsubishi Silicon Corporation (SUMCO), the world's second largest silicon wafer manufacturer, in Japan in April 2006.
    Martin J. Reid, president and chief executive officer of Ibis Technology Corporation, said, "We are pleased that the SUMCO implanter has completed the final acceptance process. SUMCO now has two Ibis i2000 implanters, enabling their production of SIMOX-SOI wafers in significant quantities in response to increasing demand."
    The Ibis i2000 oxygen implanters were developed specifically for the cost-effective manufacturing of quality SIMOX-SOI wafers for the global semiconductor industry. SIMOX-SOI wafers offer a number of benefits when used as the substrate for the production of advanced semiconductors, including the reduction of heat that is generated through electrical leakage within the devices. "With today's increasing focus on the heat generation problem," said Reid, "there is an increasing focus on SIMOX-SOI, and SUMCO is well positioned to provide SIMOX-SOI solutions to their customers."
    As a result of SUMCO's final acceptance of their second i2000 implanter, Ibis plans to recognize revenue of approximately $7 million for this implanter in the current fiscal quarter, ending September 30, 2006.
    As regards future business, Reid said, "We look forward to the receipt of additional orders in 2006, although we do not expect that any such orders would result in additional revenue being recognized in this year. Due to the lead times involved, we expect revenue from additional orders will be recognized in 2007 and beyond."

    About SIMOX-SOI

    Silicon-on-Insulator (SOI) refers to a substrate technology where an insulating layer is formed within a silicon wafer, isolating the thin top layer of silicon where the active transistors will be manufactured from the rest of the silicon substrate. The thin buried oxide layer acts as a barrier that can reduce electrical leakage from the transistors, resulting in semiconductor devices that are faster and more power efficient. These benefits make SOI a valuable technology for chipmakers producing IC's for high performance applications such as servers and workstations, portable and desktop computers, wireless communication devices, video game consoles and automotive electronics.
    Separation-by-IMplantation-of-OXygen (SIMOX) refers to a technique used to manufacture SOI wafers where an oxygen implanter and an annealing process are used to create a very thin insulating layer within the wafer, just below a thin layer of silicon on the top of the wafer. Ibis believes that, compared to competing technologies, the SIMOX process offers high quality SOI wafers at competitive costs in production quantities.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the timing of SUMCO's ramping to production quantities on the i2000 implanters (ii) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (iii) the Company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (iv) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (v) the Company's plan to focus on supplying implanters to wafer manufacturers, (vi) the Company's expectations regarding future orders for i2000 implanters, (vii) the adequacy of the Company's cash resources for continuing and future operations, and (xi) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All information set forth in this press release is as of August 29, 2006, and Ibis undertakes no duty to update this information unless required by law.

    CONTACT: Company Contact:
             Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 941-497-1622
             President